EXHIBIT 10.2
Mr. Gregg Tanner
3080 South 99th Avenue
Omaha, NE 68124
Dear Gregg:
I am pleased to offer you the position of Executive Vice President, Supply Chain for Dean Foods Company. This position will report to me. We look forward to having you join our team as soon as possible.
Here are the specifics of your offer:
Base Salary
You will be paid $21,875 on a semi-monthly basis, which equates to an annual salary of $525,000. Your salary will be reviewed annually by our Compensation Committee.
Signing Bonus
You will receive a one-time signing bonus of $400,000, less payroll taxes, within 30 days after January 1, 2008. If you voluntarily leave Dean Foods without good reason during your first year of employment, you will be responsible for reimbursing Dean Foods on a prorated basis (based on number of months worked) for this one-time signing bonus.
You will also receive an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008. You must be employed on December 31, 2008 to be eligible for this bonus.
Annual Bonus Opportunity
As Executive Vice President, you will be eligible to earn an annual bonus with a target amount equal to 70% of your annualized base salary, subject to the achievement of certain operating targets for the group and certain individual targets. You can earn up to 200% of your targeted bonus if operating targets are exceeded. For 2007, your bonus payment will be prorated based on your actual start date and guaranteed to the greater of the actual calculated award or 100% of target amount.
Annual Long Term Incentive Compensation
Upon commencement of your employment, and subject to Compensation Committee approval, you will be granted options to purchase 60,000 shares of Dean Foods common stock. The exercise price of the options will be the closing price of a share of Dean Foods stock on your date of hire. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. You will also be awarded 24,000 restricted shares. These restricted shares will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met. You will be eligible for future equity grants under the Dean Foods Long Term Incentive Program in the future, commencing in January 2009. The amount and nature of future long-term incentive awards will be determined by the Board of Directors.

Replacement Long Term Incentive Awards
Upon commencement of your employment, and subject to Compensation Committee approval, you will be granted an additional number of options to purchase shares of Dean Foods common stock having a Black Scholes value, as determined by Mercer Consulting, of $1,100,000 (representing approximately 110,000 options based on current valuation). These options will have the same terms and conditions as your annual stock option awards referenced above. In addition, you will be granted restricted shares having a value of $600,000 (representing approximately 24,000 restricted shares based on current valuation). These shares will vest in equal installments over a five year period beginning on the first anniversary of the date of grant.
Additional Long Term Incentives
In addition to your annual long term incentive eligibility, you will also receive 5 annual grants of 5,000 restricted shares per year until November 1, 2011 (for a total of 25,000 restricted shares). The first of these annual grants will be within 30 days of your employment date. The remaining 4 grants will be on the first of the month following the anniversary of your hire date (the first day of employment with Dean Foods). Each of these 5 grants will vest on November 1, 2012.
You will also receive 5 annual grants of 5,000 restricted shares each year from 2012 through 2016 (for a total of 25,000 restricted shares). You will receive these grants each year on the first of the month following the anniversary of your employment date. Each of these grants will vest one year after date of issue.
You must be employed by Dean Foods on the date of issue in order to receive these restricted stock grants.
Executive Deferred Compensation Plan
You will be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis. You will receive general information and enrollment materials at your home address approximately 30 — 45 days after your start date.
Paid Time Off (PTO)
You will be granted five (5) weeks of PTO. Unused PTO is not carried forward from year to year.
COBRA Support
Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will pay your COBRA premiums (minus your normal Dean Foods contribution) until you become eligible for Dean Foods benefits (approximately 60 days following hire).
Benefits Plan Reference
Attached to this letter is an overview of Dean Foods’ Health Benefits, savings and 401k programs, and all other benefits. Additionally, you are eligible for executive benefits that include a Supplemental Executive Retirement Plan (SERP), a supplemental executive LTD program, and company paid annual physical. If you have questions regarding these programs or eligibility, please call Fanny Sheumaker at 214-721-3657.

Home Office
Dean Foods will provide you with the equipment for a home office in Omaha until you and your family relocate to the Dallas area.
Relocation Benefits
Dean Foods wants your move to Dallas to be a positive one. The relocation benefits provided to you include: household goods move; temporary housing; home visits; in-transit expenses; home sale assistance; duplicate housing costs; and, new home closing assistance. The policy describing these benefits is enclosed. If you have questions regarding these programs or eligibility, please call Doug Johnson at 214-721-1258.
Insider Trading
As an executive officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time in accordance with the company’s Insider Trading Policy.
Severance
As a corporate officer, you will also be eligible for benefits under the Dean Foods Company Executive Severance Plan (“Severance Plan”). In summary, according to the Severance Plan, if your employment is terminated at any time as a result of a “qualifying termination,” meaning any termination as a result your voluntary termination for good reason, or your involuntary termination without cause, all as defined in the Severance Plan, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation/PTO. In addition, you will be eligible to receive a severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay. The actual terms of the Severance Plan will govern your rights to severance and not this letter.
Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods executive officers. In general, this agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the company within two years after a Change in Control, or by you for good reason within such two-year period, or by you for any reason during the 13th month after a Change in Control. The details of these provisions are set forth more fully in the enclosed Change of Control Agreement.
New Hire Processes
You are required to comply with the Dean Foods Code of Ethics, drug screen, and background check as a condition of employment. You are required to sign the Compliance Certificate contained within the Code of Ethics at the time your employment begins and periodically thereafter.
Your position also requires that you sign a Non-Compete Agreement (enclosed).

Conclusion
Gregg, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.

Best regards, /s/ Gregg Engles Gregg Engles Chairman & CEO

Agreed and accepted:

/s/ Gregg Tanner
Gregg Tanner

Date

cc:	Paul Moskowitz
Doug Johnson
Fanny Sheumaker